EXHIBIT (a)(1)(G)

FOR IMMEDIATE RELEASE

Contact:	Anna Cordasco/ Carrie Bloom Sard Verbinnen 212-687-8080

Tracinda Commences Tender Offer for Common Shares of MGM MIRAGE

LOS ANGELES, CA—December 4, 2006—Tracinda Corporation today announced that it has commenced its previously announced cash tender offer at $55.00 per share for up to 15,000,000 shares of common stock, par value $.01 per share, of MGM MIRAGE (NYSE: MGM).

The offer price represents an approximately 12.2% premium over MGM MIRAGE’s closing stock price of $49.00 on November 21, 2006 (the last trading day before the announcement of the intention to make the offer). The tender offer is subject to a number of conditions customary for transactions of this type, but will not be subject to any financing contingency.

If the full amount of shares is purchased in the offer, Tracinda Corporation, of which Mr. Kirk Kerkorian is the sole shareholder, would beneficially own 173,392,864 shares of MGM MIRAGE common stock, or approximately 61.1% of the outstanding shares.

The offer is scheduled to expire at 5:00 p.m. ET on January 4, 2007, unless extended.

Questions regarding the offer or requests for offer materials should be directed to the information agent, D. F. King & Co., Inc., at 212-269-5550 for banks and brokerage firms or 800-901-0068 for all others. Offering materials are being filed today with the Securities and Exchange Commission (SEC) and will be available on the SEC website at http://www.sec.gov and D. F. King’s website at http://www.dfking.com/mgm. MGM MIRAGE’s stockholders are urged to read the offering materials, which contain important information.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL, WHICH MAY BE MADE ONLY PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL BEING FILED TODAY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF MGM MIRAGE SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT COMPLY WITH THE LAWS OF THAT JURISDICTION.

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